Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

January 20, 2005

K. Hovnanian Enterprises, Inc.
10 Highway 35
P.O. Box 500
Red Bank, New Jersey 07701

Ladies and Gentlemen:

We have acted as counsel to K. Hovnanian Enterprises, Inc., a California corporation (the “Company”), to Hovnanian Enterprises, Inc., a Delaware corporation (“Hovnanian”), and to certain subsidiaries of Hovnanian (together with Hovnanian, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to (i) the issuance by the Company of $200,000,000 aggregate principal amount of 6¼% Senior Notes due 2015 (the “6¼% Exchange Notes”) and the issuance by the Guarantors of guarantees (the “6¼% Guarantees”) with respect to the 6¼% Exchange Notes and (ii) the issuance by the Company of $100,000,000 aggregate principal amount of 6% Senior Subordinated Notes due 2010 (the “6% Exchange Notes”, and together with the 6¼% Exchange Notes”, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “6% Guarantees”, and together with the 6¼% Guarantees, the “Guarantees”) with respect to the Exchange Securities.  The 6¼% Exchange Notes and the 6¼% Guarantees will be issued under an indenture dated as of November 30, 2004 (the “6¼% Indenture”) among the Company, the Guarantors and Wachovia Bank, National Association, as trustee (the

“Trustee”).  The 6% Exchange Notes and the 6% Guarantees will be issued under an indenture dated as of November 30, 2004 (the “6% Indenture”, and together with the 6¼% Indenture, the “Indentures”) among the Company, the Guarantors and the Trustee. The 6¼% Exchange Notes will be offered by the Company in exchange for $200,000,000 aggregate principal amount of its outstanding 6¼% Senior Notes due 2015 and the 6% Exchange Notes will be offered by the Company in exchange for $100,000,000 aggregate principal amount of its outstanding 6% Senior Subordinated Notes due 2010.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee.

We have assumed further that (1) the Company and the Guarantors have duly authorized, executed and delivered each of the Indentures and (2) execution, delivery and performance by the Company and the Guarantors of each of the Indentures and the Exchange Securities and the

Guarantees do not and will not violate the law of the State of California or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             When the 6¼% Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 6¼% Indenture upon the exchange, the 6¼% Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.             When the 6% Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 6% Indenture upon the exchange, the 6% Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3.             When (a) the 6¼% Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 6¼% Indenture upon the exchange and (b) the 6¼% Guarantees have been duly executed and issued, the 6¼% Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

4.             When (a) the 6% Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the 6% Indenture upon the exchange and (b) the 6% Guarantees have been duly executed and issued, the 6% Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP